Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into by and between First Foundation Bank, a California banking corporation (the “Employer”), on the one hand, and David DePillo (the “Employee”), on the other hand, with reference to the following facts:

RECITALS

WHEREAS, the Employer and the Employee are parties to that certain Employment Agreement dated as of May 11, 2015, as amended by that certain First Amendment to Employment Agreement dated as of February 7, 2018 and that certain Second Amendment to Employment Agreement dated as of March 11, 2020 (as amended, the “Employment Agreement”); and

WHEREAS, the Employee’s employment with the Employer will terminate effective as of November 7, 2022 (the “Separation Date”) pursuant to the Employee’s voluntary resignation, and such termination shall constitute a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986 as amended.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereby agree as follows:

AGREEMENT

1.            Termination of Employment and Other Positions. The Separation Date shall be the Employee’s last date of employment in all positions the Employee holds with the Employer and each of the Employer’s affiliates. Effective as of the Separation Date, the Employee resigns as a member of the board of directors of each of Employer’s affiliates.

2.            Consideration. In consideration of the promises and releases made herein, if the Employee timely signs, returns and does not revoke this Agreement, and any period of revocation expires, all occurring within thirty (30) days after the Separation Date, the parties agree that the Employer shall pay the Employee Eight Hundred Thousand Dollars ($800,000), less applicable withholdings under federal, state and local laws (“Severance”), payable in a single lump sum within thirty (30) days after the Effective Date of this Agreement. The Severance will be provided to the Employee by direct deposit into the Employee’s bank account on file with the Employer.

3.            Good and Valuable Consideration. The parties expressly agree that the consideration set forth in this Agreement constitutes good and valuable consideration in addition to anything to which the Employee is already entitled, and the Employer has no independent legal duty to provide the Employee with the consideration set forth in this Agreement, absent the terms of the Agreement itself. The Employee understands and agrees that the Employee will not receive the consideration specified herein, except for the Employee’s execution of this Agreement and the fulfillment of the promises contained herein.

4.            Good Faith Dispute. The parties agree that there is a good faith dispute between the parties as to whether the Employee is owed any payments, including but not limited to wages, commissions, bonuses, PTO, vacation, sick leave, holidays, reimbursements, benefits, and/or penalties, and the Employee is willing to compromise and resolve all such claims by accepting the consideration under the terms of this Agreement.

5.            General Release. In consideration of the Severance and other promises made herein, the Employee, on behalf of himself, his heirs, successors, executors, attorneys, administrators, agents and assigns (collectively, the “Releasing Parties”) voluntarily and of the Employee’s own free will, hereby releases, forever discharges and holds harmless, the Employer, and all of its past, present and future subsidiaries, affiliates and parent companies, and each of their respective past, present and future officers, members, directors, trustees, insurers, employees, agents, consultants, benefit plans, fiduciaries, administrators, owners, boards, trustees, shareholders, partners, parents, subsidiaries, affiliates, related entities, representatives, and attorneys, and each of their predecessors, successors and assigns (collectively, the “Released Parties”) from any and all claims, rights, causes of action, demands, liabilities, debts, actions, charges, complaints, obligations, costs, expenses, attorneys’ fees, damages, injuries, losses, penalties, agreements, interest, promises, judgments, accounts, and other legal responsibilities arising in law, equity or otherwise, of any and every kind, nature and character whatsoever, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, which any of the Releasing Parties now own or hold, or have at any time heretofore owned or held, or may at any time own or hold by reason of any matter arising from any act, event or omission which has occurred up through the date the Employee executes this Agreement. Without limiting the generality of the foregoing, this general release includes, but is not limited to, claims arising out of, connected with, or relating to:

•	The Employee’s employment and/or the end of employment with any of the Released Parties;

•	Any act or omission by or on the part of any of the Released Parties;

•	Any claims for personal injury, breach of any implied or express contract or covenant, or promissory estoppel;

•	Any claims for failure to pay wages, benefits, vacation pay, severance pay, attorneys’ fees, or any compensation of any sort;

•	Any claims for failure to grant equity or allow equity to vest;

•	Any claims for wrongful termination, public policy violations, defamation, interference with contract or prospective economic advantage, invasion of privacy, fraud, misrepresentation, emotional distress, breach of fiduciary duty, breach of the duty of loyalty or other common law or tort causes of action;

•	Any claims of harassment, retaliation or discrimination based upon race, color, sex, national origin, ancestry, age, disability, handicap, medical condition, religion, marital status, or any other protected class or status under federal, state, or local law;

•	Any claims arising under or relating to employment or employment contracts, including but not limited to, the Employment Agreement;

•	Any claims for unlawful effort to prevent employment, or unfair or unlawful business practices, including without limitation all claims arising under Section 806 of the employee protection provisions of the Sarbanes-Oxley Act of 2002;

•	The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010;

•	Title VII of the Civil Rights Act of 1964;

•	The Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871;

•	The Americans With Disabilities Act of 1990;

•	The Age Discrimination in Employment Act and the Older Workers Benefits Protection Act;

•	The Family Medical Leave Act;

•	The California Business and Professions Code;

•	The California Labor Code, including without limitation section 1102.5 of the Labor Code;

•	IWC Wage Orders;

•	California Equal Pay Law;

•	The Fair labor Standards Act;

•	The Workers Adjustment and Retraining Notification Act;

•	The California Fair Employment and Housing Act;

•	The Occupational Safety and Health Act or any other health/safety laws, statutes or regulations;

•	The Employee Retirement Income Security Act of 1974;

•	The Internal Revenue Code;

•	The California Family Rights Act;

•	Any amendments to or regulations promulgated under the above listed statutes and including the similar laws of any other states, any state human rights act, or any other applicable federal, state or local employment statute, law or ordinance.

Notwithstanding the foregoing, none of the waivers and releases anywhere in this Agreement shall waive, release, or limit in any way: (a) the Employee’s rights and claims not subject to waiver by private agreement; (b) the Employee’s claim for unemployment insurance; (c) the Employee’s rights and claims that cannot be waived as a matter of law; (d) any right of the Employee to indemnification for service to the Employer in an officer or director capacity, including his rights under any Directors and Officers Insurance policy obtained by the Employer; or (e) the parties’ rights to enforce this Agreement.

To the maximum extent permitted by law, the Employee agrees not to initiate, file, cause to be filed, or otherwise pursue any claims, either as an individual on his own behalf or as a representative, member or shareholder in a class, collective or derivative action. The Employee acknowledges that this Agreement does not prohibit the Employee from challenging the validity of the waiver of his claims under the ADEA as contained in Section 6 of this Agreement (but no other portion of such waiver) or from filing a charge with or participating in an investigation by a governmental administrative agency or reporting alleged violations of law to an appropriate government agency; provided, however, that, except with respect to the Securities and Exchange Commission, the Employee hereby waives any right to receive any monetary award resulting from such a charge or investigation and provided further that the Employee agrees not to encourage any person, including any current or former employee of the Employer, to file any kind of claim whatsoever against any of the Released Parties.

6.            Older Worker’s Benefit Protections Act. This Agreement constitutes a knowing and voluntary waiver of any and all rights or claims the Employee has or may have under the federal Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act of 1990, 29 U.S.C. §§ 621, et seq. This Section and this Agreement are written in a manner calculated to be understood by the Employee. The Employee is advised in writing to consult with an attorney before signing this Agreement. The Employee has up to 21 days in which to consider signing this Agreement. If the Employee decides not to use all 21 days, the Employee knowingly and voluntarily, and without inducement by the Employer, waives any claims that the Employee was not given the 21-day period or did not use the entire 21 days to consider this Agreement. The Employer has not made any representations or threats to withdraw or alter the terms of this Agreement prior to the expiration of the 21 day period, or offered to provide different terms to the Employee if the Employee signs this Agreement prior to the expiration of the 21-day period. The Employee may revoke this Agreement at any time within the 7-day period following the date the Employee signs this Agreement by providing written notice of revocation to be delivered by overnight courier to the Employer at the following address:

First Foundation Bank

18101 Von Karman Avenue, Suite 750
Irvine, CA 92612
Attention: Chief Executive Officer

If the Employee does not revoke this Agreement within the 7-day revocation period, this Agreement will become effective on the 8th day after the Employee signs and dates this Agreement, initials each page of it, and returns an original executed Agreement to the Employer (the “Effective Date”).

7.            Waiver of Civil Code Section 1542. The Employee understands that the foregoing releases shall be effective as a full and final accord and satisfaction and general release of all claims, whether known or unknown, against the Employer and the other Released Parties. The Employee acknowledges that the Employee has been advised of and fully waives, Section 1542 of the Civil Code of the State of California which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

The Employee is aware that the Employee may hereafter discover claims or facts in addition to or different from those the Employee now knows or believes to exist with respect to the subject matter of this Agreement which if the Employee had known, may have affected the Employee’s decision to sign this Agreement; however, the Employee hereby settles and releases all of the claims which the Employee has or may have against the Employer and the other Released Parties including arising out of such additional or different facts.

8.            No Transferred Claims. The Employee represents and warrants to the Employer that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.

9.            Final Pay. In accordance with California law, the Employee has received or will receive his final paycheck, any accrued but unused paid time off and any unreimbursed business expenses and allowances, through the Separation Date irrespective of whether he signs this Agreement. The Employee acknowledges that all of the Employer’s obligations to the Employee as a result of the Employee’s employment with the Employer, including under the Employment Agreement and any change of control plan or agreement, have been fully satisfied, and that no additional wages, bonuses, equity, stock options, incentives, commissions, severance, change of control payments, paid time off, benefits, or compensation of any nature is due to the Employee except as set forth in Section 2 of this Agreement if the Employee timely signs, returns and does not revoke this Agreement.

10.          Return of Property. On or before the Separation Date, the Employee agrees to return to the Employer all property of the Employer including, all business materials, customer files, documents, electronically-stored information, keys, credit cards, identification badges, equipment including automobiles, software, computers and computer devices (laptops, PDAs, phones, etc.) which the Employee used, accessed or possessed during the Employee’s employment.

11.          Work Injuries/Leaves. The Employee affirms that he has no known workplace injuries or occupational diseases not previously disclosed to the Employer which would be compensable under the California Workers’ Compensation system, and that the Employee has been provided and/or has not been denied or retaliated against for requesting any leave under the Family and Medical Leave Act or the California Family Rights Act.

12.          No Admission. The parties agree that this Agreement is not to be construed or used as, and is not evidence of an admission by the Employer or any of the Released Parties of any violation of any federal, state or local statute, ordinance or regulation or any duty allegedly owed by the Employer or any of the other Released Parties to the Employee.

13.          Continuing Obligations. The parties understand and agree that nothing in this Agreement shall affect, mitigate, release or supersede the Employee’s continuing confidentiality and business protection covenants under the Employment Agreement. Notwithstanding anything to the contrary in the Employment Agreement or this Agreement, nothing in Section 8 of the Employment Agreement or this Agreement is intended to prohibit or prohibits the Employee from reporting alleged violations of law to an appropriate government agency. In addition, the Employee is hereby notified that 18 U.S.C. § 1833(b) states as follows:

“An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

Accordingly, notwithstanding anything to the contrary in the Employment Agreement or this Agreement, the Employee understands that he has the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law The Employee understands that he also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. The Employee understands and acknowledges that nothing in the Employment Agreement or this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

14.            Non-Disparagement. The Employee agrees that he will not make or publish any statement (orally or in writing) that becomes or reasonably could be expected to become publicly known, or instigate, assist or participate in the making or publication of any such statement, which would libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) the Employer or any affiliate of the Employer (including, without limitation, First Foundation Inc. and First Foundation Advisors) or any other entity or person within the Employer or such affiliates, any of their respective affairs or operations, or the reputations of any of their respective past or present officers, directors, agents, representatives or employees. Nothing in this Agreement prevents the Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Employee has reason to believe is unlawful. No member of the Employer’s Board of Directors will make or publish any statement (orally or in writing) that becomes or reasonably could be expected to become publicly known, or instigate, assist or participate in the making or publication of any such statement, which would libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) the Employee.

15.            Indemnification. Any actions by the Employee in derogation of the covenants in this Agreement which cause the Employer to incur fees, costs and/or damages shall, in addition to giving the Employer a right of action against the Employee, trigger the Employee’s obligation to fully defend and indemnify the Employer against any and all claims arising from the Employee’s breach of the covenants herein.

16.            Opportunity to Consult Counsel. The Employee has been given the opportunity to review this Agreement with an attorney and tax advisor of the Employee’s choice. Each party shall bear such party’s own attorneys’ fees and costs in connection with the review of this Agreement.

17.            Integration. Except for the Employee’s ongoing obligations to the Employer under the Employment Agreement (including but not limited to Sections 8 and 9 of the Employment Agreement) or any other prior confidentiality provisions and/or restrictive covenants, which shall remain in full force and effect, this Agreement constitutes a single, integrated written contract expressing the entire agreement between the parties, and there is no other agreement, written or oral, express or implied, between the parties with respect to the subject matter of this Agreement.

18.            Miscellaneous. The following provisions shall apply for purposes of this Agreement:

(a)            Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

(b)            Headings. The headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular provision hereof.

(c)            Authority. Each of the parties hereto hereby represents that each has taken all actions necessary in order to execute and deliver this Agreement.

(d)            Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of California, without giving effect to the choice of law principles thereof.

(e)            Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

(f)            Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

(g)           Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

(h)           Arbitration. Any controversy arising out of or relating to this Agreement shall be submitted to arbitration in accordance with the arbitration provisions of the Employee’s employment agreement entered with the Employer.

(i)            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

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The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED this 8th day of November, 2022, at Orange County, California.

EMPLOYEE

/s/ David DePillo
David DePillo

EXECUTED this 8th day of November, 2022, at Orange County, California.

FIRST FOUNDATION BANK

By:	/s/ Kevin L. Thompson
Name:	Kevin L. Thompson
Title:	Chief Financial Officer